SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT No. 1

to

ANNUAL REPORT

OF

REPÚBLICA ORIENTAL DEL URUGUAY

(Name of Registrant)

__________________

Date of end of last fiscal year: December 31, 2008

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Amounts as to
	which	Names of
	registration	exchanges on which
Title of Issue	is effective	registered

N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Andrés de la Cruz, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

*	The Registrant is filing this annual report on a voluntary basis.

TABLE OF CONTENTS

EXPLANATORY NOTE
SIGNATURE
EXHIBIT INDEX
EX-99.E: RECENT DEVELOPMENTS

ii

EXPLANATORY NOTE

This amendment to República Oriental del Uruguay’s (the “Republic”) Annual Report on Form 18-K for the fiscal year ended December 31, 2008 (the “Annual Report”) comprises:

(a) Pages numbered 1 to 4 consecutively.

(b) The following exhibit:

Exhibit 99.E:   Recent Developments

This amendment No. 1 to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, República Oriental del Uruguay, has duly caused this amendment to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Montevideo, Uruguay on the 21st day of September, 2009.

REPÚBLICA ORIENTAL DEL URUGUAY
By:	/s/ Alvaro García
Alvaro García
Minister of Economy and Finance of República Oriental del Uruguay

iv

EXHIBIT INDEX

Exhibit 99.E:	Recent Developments

E-1